Exhibit 99.1
Xencor Reports First Quarter 2025 Financial Results
-- Recent interim Phase 1 study results for XmAb942 (Xtend™ anti-TL1A) support a 12-week maintenance dosing interval in XENITH-UC, a Phase 2b study in participants with ulcerative colitis, to begin in the second half of 2025 --
-- Chief development officer and former independent director, Nancy Valente, M.D., to transition to senior advisory role --
PASADENA, Calif.-- May 7, 2025-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of cancer and autoimmune diseases, today reported financial results for the first quarter ended March 31, 2025 and provided a review of recent business and program updates.
“Recently presented interim Phase 1 results support XmAb942 as a high potency investigational anti-TL1A antibody and an every 12-week subcutaneous dosing regimen during the maintenance treatment period, which is a more convenient regimen for patients when compared to first-generation anti-TL1A antibodies. We are on track to initiate the Phase 2b XENITH-UC study of XmAb942 in ulcerative colitis later this year. We also expect to advance an XmAb TL1A x IL23p19 bispecific antibody candidate into Phase 1 in 2026,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “Throughout 2025, we will continue to have a number of updates across our oncology and autoimmune pipelines.”
Additionally, Nancy Valente, M.D., is retiring from her role as chief development officer (CDO) and transitioning to a senior advisor role in June 2025. Following her career in biopharmaceutical product development at Genentech, Dr. Valente was appointed to Xencor’s Board of Directors in September 2022 and then joined the management team as CDO in May 2023 to advance the Company’s clinical development strategy and organization and to lead the long-term positioning of its oncology programs. The Company’s senior leaders for oncology and autoimmune clinical development will continue in their roles and report to the CEO.
“I would like to thank Nancy on behalf of the entire company for her many contributions to Xencor as a Board member and CDO. She has reshaped our clinical strategy for our oncology programs and recruited a strong team to lead the work. We are delighted she will remain active as a senior advisor and will continue to help guide us,” said Dr. Dahiyat.
Recent Program Updates
•XmAb942 (Xtend™ TL1A): XmAb942 is a high-potency, extended half-life, investigational anti-TL1A antibody in clinical development for patients with inflammatory bowel disease (IBD), such as ulcerative colitis (UC) and Crohn’s disease (CD). The first generation of anti-TL1A antibodies have reduced disease activity in patients with UC and CD in multiple clinical studies, demonstrating the potential of this new drug class. Interim Phase 1 results for XmAb942 from a dose-escalation study in healthy volunteers were announced in April 2025. The results showed that XmAb942 was well tolerated at single and multiple doses. Pharmacokinetic analysis of the single dose cohorts estimated a human half-life of greater than 71 days, which supports a 12-week dosing interval during maintenance treatment. Xencor expects to start the XENITH-UC

Study, a Phase 2b study of XmAb942 in UC, in the second half of 2025. XENITH-UC will be a randomized, double-blind, placebo-controlled trial in patients with moderate-to-severe UC, whose disease has progressed after at least one conventional or advanced therapy.
•XmAb TL1A x IL23p19: Xencor is conducting lead selection studies and has begun good manufacturing practice (GMP) production campaigns for a TL1A x IL-23p19 bispecific antibody, that is designed to target two important inflammatory pathways for autoimmune and inflammatory disease while avoiding the complexities of dosing and formulary access for two separate TL1A and IL23 targeted drugs. In vitro studies show that several lead candidates match the target inhibition potency of monospecific antibodies to these targets, in a simple IgG bispecific format. Xencor anticipates initiating first-in-human studies during 2026.
Recent Partnership Developments
•Incyte Corporation: In December 2024, Incyte announced positive full results from the pivotal study of tafasitamab in combination with lenalidomide and rituximab in relapsed or refractory follicular lymphoma and submitted a supplemental Biologics License Application, which was accepted for review by the U.S. Food and Drug Administration in February 2025. Xencor earned a $12.5 million regulatory milestone payment in addition to non-cash royalty revenue from sales of Monjuvi®/Minjuvi® for the first quarter of 2025. Monjuvi® and Minjuvi® are registered trademarks of Incyte.
•Vir Biotechnology, Inc.: Vir is developing tobevibart, a neutralizing antibody that uses XmAb Fc technologies, for the treatment of patients with chronic hepatitis delta (CHD) and patients with chronic hepatitis B. In March 2025, Vir initiated a Phase 3 study of tobevibart in combination for people living with CHD. We earned a $2.0 million development milestone payment from Vir for the first quarter of 2025.
Additional Corporate Updates
•In March, Xencor appointed Todd Simpson to its board of directors. Mr. Simpson is an accomplished finance and operations executive with broad experience in corporate strategy. He has more than 40 years of experience in chief financial officer (CFO) roles at multiple biopharmaceutical companies and in public accounting, and most recently he served as CFO at Seagen through its acquisition by Pfizer in 2023.
Financial Guidance: Based on current operating plans, Xencor expects to end 2025 with between $535 million and $585 million in cash, cash equivalents and marketable debt securities, and to have cash to fund research and development programs and operations into 2028.
Financial Results for the First Quarter Ended March 31, 2025
Cash, cash equivalents and marketable debt securities totaled $693.5 million as of March 31, 2025, compared to $706.7 million as of December 31, 2024.
Revenue for the first quarter ended March 31, 2025 was $32.7 million, compared to $16.0 million for the same period in 2024. Revenue earned in the first quarter of 2025 was primarily non-cash royalty revenue from Alexion and Incyte and milestone revenue from Incyte and Vir, compared to the same period in 2024, which was primarily non-cash royalty revenue from Alexion and Incyte.
Research and development (R&D) expenses for the first quarter ended March 31, 2025 were $58.6 million, compared to $56.9 million for the same period in 2024. Increased R&D spending for the first quarter of 2025 compared to 2024 is primarily due to increased spending on XmAb819 (ENPP3 x CD3), XmAb541 (CLDN6 x CD3) and XmAb657 (CD19 x CD3), partially offset by reduced wind-down costs on terminated programs.
General and administrative (G&A) expenses for the first quarter ended March 31, 2025 were $17.3 million, compared to $13.8 million for the same period in 2024. Increased G&A spending for the first quarter of 2025 compared to 2024 is primarily due to increased spending on professional fees.
Other expense, net, for the first quarter ended March 31, 2025 was $5.1 million, compared to $19.5 million for the same period in 2024. Decreased other expense, net, for the first quarter of 2025, compared to 2024, is primarily due to lower asset impairment charges.
Net loss attributable to Xencor for the first quarter ended March 31, 2025 was $48.4 million, or $(0.66) on a fully diluted per share basis, compared to net loss of $73.4 million, or $(1.20) on a fully diluted per share basis, for the same period in 2024.
Upcoming Investor Conferences
Company management will participate at multiple upcoming investor conferences:
•BofA Securities Health Care Conference
Date: Tuesday, May 13, 2025
Presentation Time: 6:40 p.m. ET / 3:40 p.m. PT
•RBC Capital Markets Global Healthcare Conference
Date: Tuesday, May 20, 2025
Presentation Time: 9:00 a.m. ET / 6:00 a.m. PT
Live webcasts of the presentations will be available under “Events & Presentations” in the Investors section of the Company’s website located at www.xencor.com. Replays of the events will be available on the Xencor website for at least 30 days following the presentations.
About Xencor
Xencor is a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of patients with cancer and autoimmune diseases. More than 20 candidates engineered with Xencor's XmAb® technology are in clinical development, and multiple XmAb medicines are marketed by partners. Xencor's XmAb engineering technology enables small changes to a protein’s structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.
Forward-Looking Statements
Certain statements contained in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” “indicates,” “supports,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding expectations for clinical progress, planned presentations of clinical data, new XmAb candidates and programs, planned and in process clinical trials, financial guidance, the quotations from Xencor's president and chief executive officer, and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics, the ability of publicly disclosed preliminary clinical trial data to support continued clinical development and regulatory approval for specific treatments, the risk of loss of key members of management and the risks, uncertainties and other factors described under the heading “Risk Factors” in Xencor's annual report on Form 10-K for the year ended December 31, 2024 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Xencor undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Xencor, Inc.
Selected Consolidated Balance Sheet Data
(in thousands)

	March 31,	December 31,
	2025	2024
	(unaudited)
Cash, cash equivalents and marketable debt securities - current	$420,696	$449,846
Other current assets	100,575	127,755
Marketable debt securities - long term	272,815	256,833
Other long-term assets	110,603	117,511
Total assets	$904,689	$951,945

Total current liabilities	88,436	87,432
Liabilities related to the sales of future royalties - long term	101,837	115,159
Other long term liabilities	74,542	75,328
Total liabilities	264,815	277,919
Total stockholders' equity	639,874	674,026
Total liabilities and stockholders’ equity	$904,689	$951,945

Xencor, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
	(Unaudited)
Revenue
Collaborations, milestones, and royalties	$32,732	$15,997
Operating expenses:
Research and development	58,578	56,873
General and administrative	17,337	13,787
Total operating expenses	75,915	70,660
Operating loss	(43,183)	(54,663)

Other expense, net.	(5,082)	(19,453)
Loss before income tax expense and noncontrolling interest	(48,265)	(74,116)

Income tax expense	367	—
Net loss including noncontrolling interest	(48,632)	(74,116)

Net loss attributable to noncontrolling interest	(214)	(676)
Net loss attributable to Xencor, Inc.	$(48,418)	$(73,440)

Net loss per share attributable to Xencor, Inc.:
Basic and Diluted	$(0.66)	$(1.20)
Weighted-average shares used in calculating:
Basic and Diluted	73,667,179	61,212,324

Other comprehensive loss, net of tax:
Net unrealized gains (losses) on marketable debt securities	1,018	(1,445)
Comprehensive loss	$(47,614)	$(75,561)
Less: comprehensive loss attributable to the noncontrolling interest	(214)	(676)
Comprehensive loss attributable to Xencor, Inc.	$(47,400)	$(74,885)

Contacts
For Investors:
Charles Liles
cliles@xencor.com
(626) 737-8118
For Media:
Cassidy McClain
Inizio Evoke
cassidy.mcclain@inizioevoke.com
(619) 694-6291